FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE RULE 433
REGISTRATION STATEMENT NO.: 333-171508-01

Sent: Thursday, September 22, 2011 12:50 PM
Subject: GSMS 2011-GC5 -- Pricing Spots (external)

GSMS 2011-GC5 -- Pricing Spots (external)

Swap	Spreads
2yr	32.25
3yr	31.00
4yr	28.75
5yr	29.75
6yr	31.00
7yr	28.25
8yr	28.00
9yr	24.75
10yr	19.00

Treasuries
2yr	99-27+
3yr	99-24+
5yr	100-30 3/4
7yr	101-20
10yr	103-10

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.